Exhibit 99.1

ACCESS ANYTIME BANCORP, INC.

SOURCE ACCESS ANYTIME BANCORP, INC.

PRESS RELEASE

ACCESS ANYTIME ANNOUNCES THIRD QUARTER EARNINGS.

(Albuquerque, New Mexico)  October 29, 2004

Nine-Month Year-to-Date Net Income was reported at $889,097 ($.63 per diluted share) a decrease of 20.1% over same period for 2003.

Access Anytime BanCorp, Inc. (Nasdaq SmallCap: AABC), the holding company for ACCESSBANK, reported nine-month year-to-date net income of $889,097 ($.63 on a diluted earnings per share basis).  The year-to-date net income decreased by $224,013, or 20.1%, as compared to net income of $1,113,110 for the nine-months ended September 30, 2003. Net income for the quarter ended September 30, 2004 was $276,596 or $.19 per diluted share compared to $384,949 or $.28 per diluted share for the quarter ended September 30, 2003, a decrease of $108,353 or 28.1%.

Total Interest Income and Expense.  Total interest income for the nine-months ended September 30, 2004 was $9,864,538, compared to $8,603,174 during the same period in 2003, an increase of $1,261,364 or 14.7%.  Total interest expense was $3,306,923 compared to the prior year amount of $3,316,274, a decrease of $9,351 or .3%.

Net Interest Income.  Net interest income before provision for loan losses increased by 24.2% to $6,557,615 during the nine-month period ended September 30, 2004, compared to $5,286,900 for the same period in 2003.  The improvement in net interest income was primarily due to an increase in loan volume of $40 million, of which $19 million came from the May 1, 2004 acquisition of two branches in Las Cruces, New Mexico, and an increase from the securities purchased in the second quarter of 2004.

Provision for Loan Losses.  The level of the allowance for loan losses is based on such factors as the amount of non-performing assets, historical loss experience, loan growth, general economic conditions, and the estimated values of collateral and other factors which may affect the collectibility of loans.  During the nine-month period ended September 30, 2004, the provision was $568,000, consistent with the same period in 2003.  The allowance for loan losses was $1,414,468 at September 30, 2004, compared to $949,516 at September 30, 2003, a $464,952 increase consistent with loan growth.

Noninterest Income.  During the nine months ended September 30, 2004, noninterest income decreased by $814,605 to $2,248,707 compared to $3,063,312 for the same period in 2003.  The decrease in noninterest income for the nine months ended September 30, 2004 as compared to the same period in 2003 was primarily due to a decrease in gains on sales of mortgage loans held-for-sale of $878,675.

Noninterest Expense.  Noninterest expense was $6,636,813 for the nine months ended September 30, 2004, compared to $6,262,475 for the same period in 2003.  The $374,338 increase in noninterest expense was primarily due to increases in occupancy cost, and other expenses, most of which were related to the two new branches acquired in Las Cruces, New Mexico.

Income Tax Expense.  Income tax expense for the nine-months ended September 30, 2004, increased by $305,785 or 75.2%, compared to $406,627 for the same period in 2003.  The primary reason for the increase was a $200,000 reduction of the state net operating loss valuation allowance taken in the third quarter of 2003.

Total assets at September 30, 2004 were approximately $284,582,000 compared to $205,427,000 at December 31, 2003, an increase of $79,155,000 or 38.5%.  The increase in assets was attributed to assets purchased and net cash received from the acquisition of the two branches in Las Cruces, New Mexico, from Matrix Capital Bank.

ACCESSBANK’s total equity was $27,051,081 at September 30, 2004.  (Approximately $3 million of new capital was placed in the Bank as a result of the 240,000 common shares sold by the Company in a private placement on September 24, 2004 for $3,120,000.)  The regulatory ratios for a well capitalized financial institution under the current regulatory framework are: (1) 10% for Total Risk-based Capital, (2) 5% for Tier 1 Core Capital, and (3) 6% for Tier 1 Risk Capital.  The September 30, 2004 ratios were 11.66%, 7.36% and 10.95% respectively, all of which exceed those standards.

ACCESSBANK currently has offices in Albuquerque, Clovis, Gallup, Las Cruces, and Portales, New Mexico.  The Company’s common stock trades on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol AABC.

Contact:	NR Corzine, Chairman, Chief Executive
PO Box 16810
Albuquerque, New Mexico 87191-6810
Phone 505-299-0900

Date:  October 29, 2004

News:  Immediate Release

Access Anytime BanCorp, Inc. (Nq)

		Net (Mill)	% CHG		Per Share		% CHG
					Curr	Prev

AABC (Nq).	Q9/30	0.28	<28	>	.19	.28	<32	>

AccessAny	9 Mo.	0.89	<20	>	.63	.82	<23	>